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                                                                   Exhibit 3.1.7

                                                    STATE OF DELAWARE
                                                    Secretary OF STATE
                                                  DIVISION OF CORPORATIONS
                                                     DELIVERED 11:26 AM
                                                         01/19/2007
                                                  FILED 11:26 AM 01/19/2007
                                                   SRV 070062046 - 4268897 FILE

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                             STANDARD COMMERCE, INC.


STANDARD COMMERCE, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the amendment set forth below to the Corporation's Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:

First: Article VI, first paragraph, is hereby amended to reflect a reverse stock split and an increase in the total number of authorized shares of common stock AS follows:


                                   "ARTICLE VI
                                  CAPITAL STOCK

Each Twenty (20) shares of Common Stock outstanding at 9:00 a.m. on January 29, 2007 shall be deemed to be one (1) share of Common Stock of the Corporation, par value $0.001 per share. There shall be no fractional shares. Odd lots shall be rounded up

The total number of shares of stock which the Corporation shall have the authority to issue is 201,000,000, of which 200,000,000 shall be designated common stock, par value $.001 per share, and of which 1,000,000 shall be designated preferred stock, par value $.001 per share."

Second: All the rest and remainder of the Certificate of Incorporation of the Corporation shall remain in full force and effect.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 16th day of January, 2007.



                                              STANDARD COMMERCE, INC.

                                              /s/ MICHAEL ANTHONY
                                              -------------------
                                              Michael Anthony, President